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                                                                      EXHIBIT 21

           TEXTRON FINANCIAL CORPORATION -- SIGNIFICANT SUBSIDIARIES

     Set forth below are the names of certain subsidiaries of Textron Financial Corporation. Other subsidiaries, which considered in the aggregate, do not constitute a significant subsidiary, are omitted from such list.

NAME                                                          JURISDICTION
----                                                          ------------
Cessna Finance Corporation                                    Kansas
Textron Financial Canada Funding Corp.                        Nova Scotia
Textron Financial Investment Corporation                      Rhode Island